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                                                                    EXHIBIT 21.1


SUBSIDIARIES OF STUDIO CITY HOLDINGS

Fawnsworth International Pictures Corporation

Poc-It Publishers, Incorporated

Poc-It Comics, Incorporated

CVT Corporation of America

Zweig Knights Publishing Corporation

The International Children's Television Network, Incorporated

Studio City Amusements, Inc.

Non-Existent Major League Fantasy Sports Association, Incorporated

Zingrr N-2-Aktiv Television Network, Inc.

Quagga Entertainment Corporation

Accinematron Releasing Corporation

The Magic Shop, Inc.

Zollipe Cyberspace Corporation

Zzoonzuit, Inc.

Xenomorph Digital Post, Inc.

Pro-Sports Entertainment Group, Inc.